Exhibit 99

                                  PRESS RELEASE
                                  -------------

                   [LOGO OF GATEWAY FINANCIAL HOLDINGS, INC.]

Contact: D. Ben Berry, Chairman, President and CEO, or
         David Twiddy, Senior Executive Vice President
         Tel:  (757) 422-4055

                GATEWAY BANK ANNOUNCES MAJOR EXPANSION INITIATIVE
                First Branch in Raleigh, N.C. to Open in December

Virginia Beach, VA - December 1, 2005 -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS) today announced that its banking subsidiary, Gateway Bank & Trust Co., plans a major branch expansion. The bank expects to open its first full-service branch in Raleigh, North Carolina in December 2005, and plans to open a total of four to six full-service financial centers in Wake County in the next 24 to 36 months. Expansion initiatives are also planned for Wilmington, North Carolina and Williamsburg, Virginia. The bank already has loan production offices in Wilmington and Williamsburg; these will be converted into full-service financial centers. The bank continues to evaluate expansion opportunities in other high growth markets in North Carolina and Virginia.

The new Raleigh full-service financial center will be located at 2209 Century Drive. D. Ben Berry, Gateway Chairman, President and CEO, commented, "Wake County is a large and growing banking market with approximately $11.8 billion in deposits, and it is currently dominated by the mega banks. We are entering this market to provide a better alternative: personalized service combined with the local decision-making and quick-turnaround of a community bank. There is a real demand for this approach from both consumers and small businesses alike in Wake County."

The bank has assembled a team of longtime veteran bankers who are residents of Wake County to launch operations in Raleigh. All are former employees of Central Carolina Bank, which was acquired by SunTrust Bank.

Louis McClam is the bank's Market President for Wake County. McClam has more than 25 years banking experience and oversees regional banking operations and commercial lending. Callie Herbert is the assistant vice president and branch manager for the Century Drive branch.

The bank has also created a Private Banking Division for which Eddie F. Campbell serves as President. He oversees advisory services and full-service banking to high net-worth consumers and commercial institutions for the bank. Campbell has more than 13 years banking experience. Harold Liles is the Manager of Private Banking. He also has more than 13 years of banking experience and is the team manager for advisory and full-service banking to high net-worth consumers and commercial institutions in the Triangle area.

H. Spencer Barrow, an attorney in private practice in Raleigh and a longtime resident, was appointed to the Board of Directors of Gateway Financial Holdings, Inc. in August. He will serve on the investment and loan committees of the board.

ABOUT THE COMPANY
Established in 1998 in Elizabeth City, North Carolina, Gateway Bank & Trust, the banking subsidiary of Gateway Financial Holdings, Inc., is a rapidly growing regional community bank. The bank has its Virginia regional headquarters in Virginia Beach and is following a strategic course of significant expansion in North Carolina and Virginia. The branch opening in Raleigh will mark the bank's 19th full-service financial center.

As of September 30, 2005, Gateway Financial Holdings, Inc. had total assets of $740.3 million, an increase of $328.1 million, or 79.6 % over the $412.2 million reported 12 months ago.

The bank is a full-service community bank with a current total of 18 offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth, and Roper, North Carolina, and in Virginia Beach, (5), Chesapeake (2), Suffolk and Emporia, Virginia. The bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation's web site at www.gatewaybankandtrust.com.

FORWARD-LOOKING STATEMENTS
Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "plans," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to branch openings, financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, required regulatory approvals, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

                               * end of release *